Exhibit 99.2

PRELIMINARY COPY

SPECIAL MEETING OF STOCKHOLDERS

                         ,     , 2010

                          Pacific Daylight Time

SYMYX TECHNOLOGIES, INC.

2440 Camino Ramon, Suite 300

San Ramon, California 94583

Symyx Technologies, Inc. 2440 Camino Ramon, Suite 300 San Ramon, California 94583

This proxy is solicited by the Board of Directors for use at the Special Meeting on                 , 2010.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2.

By signing the proxy, you revoke all prior proxies and appoint Isy Goldwasser, Rex S. Jackson and Charles Haley, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments.

See reverse for voting instructions

ADDRESS BLOCK

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

  INTERNET–www.eproxy.com/smmx

Use the Internet to vote your proxy until 12:00 p.m. (PT) on                         , 2010.

  PHONE –

Use a touch-tone telephone to vote your proxy until 12:00 p.m.

(PT) on                 , 2010.

  MAIL – Mark, sign and date your proxy card

and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote “FOR” Proposal 1 and “FOR” Proposal 2.

Proposal 1.	To approve a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of April 5, 2010, by and among Accelrys, Inc., Symyx Technologies, Inc. and Alto Merger Sub Inc., a wholly-owned subsidiary of Accelrys.	☐	FOR	☐	AGAINST	☐	ABSTAIN

Proposal 2.	To approve the adjournment of the Symyx special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Symyx Proposal No. 1.	☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSAL 1, AND “FOR” PROPOSAL 2, AND IN THE DISCRETION OF THE NAMED PROXIES WITH RESPECT TO ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING AND FOR WHICH DISCRETIONARY AUTHORITY MAY BE PROPERLY EXERCISED.

Address Change? Mark Box ☐ Indicate changes below:	Date ____________________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy